EXHIBIT 10.21

Employment Letter

20 December, 2010

Private and Confidential

Mr CHEUNG, Chung
Man Cyril

Present

Dear Mr Cheung:

We are pleased to offer you, Mr CHEUNG, Chung Man Cyril, HKID# G218561(9), (hereinafter ‘you’ or ‘the Employee’), employment with EFT (HK) Limited (hereinafter ‘the Company’ or ‘the Employer’) in the capacity of Chief Financial Officer of EFT Biotech Holdings, Inc., the parent company of the Company (hereinafter ‘EFTB’ or ‘the Parent Company’), with the following terms and conditions:

1.	Position

You will be employed, after the successful completion of your probation period, in the capacity as the Chief Financial Officer of the Parent Company. Reporting to (i) CEO of EFTB; (ii) Wendy Qin, Director of EFT (HK) Ltd.; and/or (iii) their nominees, you will be responsible for the financial functions of EFTB as well as all of its subsidiaries and affiliated companies in its entirety (hereinafter “the Group”). These financial functions include, but not limited to, the following:

➢ Oversee all financial and accounting activities; establish and refine in-house financial policies and procedures to ensure accounting accuracy, as well as improving management efficiency and effectiveness;

➢ Supervise the preparation of Group financial reports to ensure accuracy and compliance of EFTB financial statements as required under local generally accepted accounting principles, U.S. generally accepted accounting principles and SEC regulations, certify financial reports based on SOX requirement.

➢ Formulate, coordinate and evaluate financial plans including budgeting, tax planning, cash flow projections, capital investments etc.;

➢Analyze business models and evaluate business performance and opportunities related to mergers and acquisitions.

➢Evaluate corporate progress and achievements; develop financial targets while exploring new channels for generating revenue.

➢ Monitor financial controls and reporting utilizing US GAAP, internal controls within the guidelines of SOX 404 and ensure full compliance with corporate policies, regulations and governance for US listed companies.

➢ Address the financial concerns of EFTB investors, and respond to enquiries from regulatory authorities.

➢ Manage other ad hoc projects.

You will be stationed in Hong Kong, but need to travel overseas whenever necessary.

The Company can also transfer your employment, as its sole discretion, to any member company of the Group, as it deems fit, on the same terms and conditions herein stated.

During your employment, you shall adhere to all Company policies and directions, as well as completing all the tasks assigned to you professionally and on a timely basis.

2.	Employment Date

Your employment commences on 20 December, 2010.

You will be placed on probation for a period of three months. During the probation period, you shall hold the position of Vice President, Finance of EFT (HK) Limited. Upon satisfactory completion of your probation period and subject to the approval of the Board of Directors of EFTB, your title will be formally changed to Chief Financial Officer (CFO) of the EFTB.

During your probation period, your employment can be terminated in writing by either party upon giving the other party 7 days' notice, or payment in lieu of notice, subject to the Company's approval. The Company has the right to extend or shorten your probation period at its own discretion. Upon satisfactory completion of your probation period, the Company will issue a confirmation letter to you.

3.	Working Hours

As a guideline, your working hours are from Monday to Friday, except for public holidays as published by the HK Government in the Gazette.

Monday to Friday:
09:00 - 18:00; Lunch
Hour: 13:00 - 14:00

As a member of the Group top management team, you shall adjust your working hours mentioned above in order to complete all the tasks and responsibilities given to you. You shall not be entitled to any overtime pay or overtime allowance.

4.	Salary and Performance — Related Bonus Salary

Your monthly salary during the probation period is HK$90,000.00, and will be adjusted to HK$100,000.00 after satisfactory completion of the probation. There shall be twelve salary payments per year, payable at the end of each month. Work of less than a month will be paid on a pro-rata basis.

Salary Increment

You will be notified of your salary adjustment (if any) before the Lunar New Year which will normally take effective on the 1St day of the month immediately following the Lunar New Year. The adjustment is based on factors such as job performance, Company's overall performance, economic conditions etc. and is solely at the discretion of the Company.

Performance — Related Bonus

The discretionary performance related bonus (if any) will be paid before the Lunar New Year.

5.	Annual Leave

Upon completion of your probation period, you are entitled to 12 working days of annual leave with pay each year, calculated on a pro-rata basis. With effect from the eighth year of employment, you are entitled to one more working day of annual leave for each additional year of employment until the number of annual leave reaches fourteen working days.

You cannot carry forward more than eight days of accumulated annual leave to the next year. Any accumulated annual leave exceeding 8 working days at the anniversary employment date, will be automatically forfeited by the Company without pay and without further notice. The Employee is not allowed to 'cash in' their Annual Leave without the written consent of the Company.

6.	Medical Benefits

You are eligible to join the Company's medical benefit after the successful completion of your probation period.

7.	Mandatory Provident Fund

You will be entitled to the Mandatory Provident Fund according to the relevant regulations of the HKSAR Government.

8.	Termination

Upon successful completion of the probation period, each party can terminate this employment agreement by giving the other party two months' notice in writing at any time, or payment in lieu of notice. Any payment in lieu of notice is subject to the approval of the Company at its sole discretion.

Upon termination of your employment for whatever the reasons, you are obliged to complete the exit procedures of the Company, which include, but not limited to, the return of all Company's properties, formal transfer of your duties and all financial documents / records to your successor or any person to be nominated by the Company.

9.	Code of Conduct

You are expected to observe the highest standards of ethical, personal and professional conduct at all times.

You should act properly and honestly in the course of work and should not abuse the trust placed on you by the Company. All improper business practices will not be accepted.

You shall comply with the Company's policies and procedures set forth in Company personnel manual at all times. Failure to do so will result in immediate termination of employment by the Company without compensation. The Company also reserves the right to take legal actions against you, depending on the nature and seriousness of the offense.

10.	Conflict of Interest

You must disclose to the Company in writing any gift, loan, services rendered to you, your family members or relatives free of charge or at a discount, valued at HK$50 or more, that you have received or offered to receive from any business-related party of the Company within three working days of such event taken place. Under no circumstances should you solicit commission, rebate, discount, gratuity, services, etc., for your own personal consumption or personal benefit from any party having business relationship with the Group. The Company reserves the right to take appropriate disciplinary actions against you, including, but not limited to, immediate dismissal without pay, and seek recovery from you for any losses the Company may have suffered in the event you commit any of the above offenses.

11.	Other Covenants

➢ During your period of employment, you are expected to render your full time service to the Company, and are not allowed to undertake any outside employment, engagement or consulting work, with or without remuneration, without the prior written consent of the Company.

➢ During the period of your employment or at any time thereafter, you cannot divulge or disclose, in any way or form, to any person, organization or company, any confidential and proprietary information relating to Group business.

➢ During the period of your employment and two years after termination of your employment with the Company for whatever the reason, you are not allowed to dissuade any employees of the Group, directly or indirectly, from their current employment.

➢ You are not allowed to undertake, or involve in any business, venture, or activity in Hong Kong or any other countries, which is considered by the Company to be in competition with the Group 18 months after the termination of your employment with the Company.

12.	Additional Terms:

Both parties agree to abide by the terms in this letter. Updates on Company's policies, procedures and regulations will be provided from time to time by way of internal memo or circular. The contents of such documents and communication shall form part of the terms and conditions of your employment with the Company.

13.	Governing Law

This contract shall be governed by and construed in accordance with the laws of HKSAR.

If you find the above terms and conditions of your employment with the Company satisfactory, please sign and return the original copy to us.

Thank you very much.

Accepted and Confirmed	Accepted and Confirmed

EFT (HK) Limited	Mr CHEUNG, Chung Man Cyril

For and on behalf of EFT (HK) LIMITED

/s/ Wendy Qin	/s/ Mr CHEUNG, Chung Man Cyril

Wendy Qin	Mr CHEUNG, Chung Man Cyril

Capacity: Director	HK ID Number: G218561(9)

Date: December 20, 2010	Date: December 20, 2010